Exhibit 99.1

GILLA CLOSES ACQUISITION OF CRAFT VAPES E-LIQUID BRAND

LOS ANGELES, CALIFORNIA – (November 3rd, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has closed the acquisition of all of the assets of 901 Vaping Company LLC (the “Vendor”), which includes Craft Vapes, a premium E-liquid brand available at www.craftvapes.com. The Company has acquired all of the assets, rights and title to own and operate the Craft Vapes, Craft Clouds, and Miss Pennysworth’s Elixirs E-liquid brands (collectively, “Craft Vapes”) available online and in vape shops in the United States, the United Kingdom and France.

At closing, Gilla issued to the Vendor one million shares of its common stock at $0.15 per share for a total value of $150,000. Gilla also paid the Vendor $23,000 in cash for inventory and equipment, and also agreed to a tiered quarterly earn-out based on the gross profit stream of the acquired brands up to a maximum of 25% of such stream.

The Vendor has had tremendous success with limited manufacturing capacity and buying power. Trailing twelve months revenue was $215,000 at gross margins of approximately 60%. Key members of the Craft Vapes’ team have also joined Gilla as full time employees with responsibilities beyond that of just building and growing the Craft Vapes’ brands. Megan Teske and Dave Alston have joined the Company as Director of Product Development/Operations and Vice President of Product Development respectively. Their responsibilities will also include organically broadening the Gilla portfolio of E-liquid brands and proprietary recipes.

“I would like to welcome Dave and Megan to the Gilla team and we look forward to working with them on the continued success of Craft Vapes and the growth of the new and exciting brands we have under development,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “We continue to execute on our acquisition and growth plans as we strive to build the largest portfolio of E-liquid brands in the industry.”

About Craft Vapes
Craft Vapes is a Los Angeles based brand founded in 2013. The Craft Vapes E-liquid has been meticulously hand crafted to the highest of standards to produce flavors for every taste and occasion.

For more information, please visit craftvapes.com

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla has a two-pronged business model: Custom E-liquid Manufacturing, including private label solutions, E-Liquid flavoring and fulfilment services; and Marketing & Online Services, including branding, marketing, sales support, and e-commerce solutions. Gilla’s channels to market include private label for convenience stores, vape shops and online retail. The Company also owns and operates the VaporLiq and Charlie’s Club monthly subscription-based delivery services for vaping products. Vaporizers and E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. Vaporizers and E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. Dillon Heins
Director of Corporate Development
w: 1 (218) 839-9051
email: dillon@gillainc.com
website: www.gillainc.com
twitter: @gillainc